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                             DISABILITY CREDIT RIDER

                      An Additional Benefit of this Policy
                                    Issued By

                                 Columbus Life
                               Insurance Company
                                   [GRAPHIC]
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Conditions For
Applying Credit Amount
to Premiums

We will apply and credit the Credit Amount to the premiums payable under the policy, to the extent stated, while the Insured continues to be totally disabled if:

     (1) The Insured has been totally disabled without interruption for at least six months;

     (2) The disability started before the policy anniversary on which the Insured is age 60;

     (3) The disability started while the basic policy and this rider were in force; and

     (4)  All other terms of this rider are met.

Credit Amount

The Credit Amount is the annual dollar amount selected by you and shown on the Policy Schedule of the policy that will be applied to the payment of premiums under the policy as provided in this rider. The monthly Credit Amount is equal to 1/12 of the Credit Amount. The Credit Amount selected by you may not be less than the Minimum Annual Premium for the Five-Year No-Lapse Guarantee, nor greater than the Guideline Annual, shown on the Policy Schedule. The Credit Amount at all times must be within these minimum and maximum limits. If these Minimum and Guideline Annual Premium amounts change under the policy and the Credit Amount is no longer within these limits, then the Credit Amount must be changed to an amount that is within the minimum and maximum limits. If you do not select a Credit Amount within the limits, the Credit Amount will be increased to the minimum limit or decreased to the maximum limit, as appropriate. The charges under this rider will also change accordingly. Evidence of insurability may be required for issuance of this rider and for any subsequent change in the Credit Amount.

Applying the
Credit Amount

You should keep your policy in force until we approve your claim.

Any Credit Amount applied and credited will be considered a premium payment received under the policy.

Upon our approval of your claim and while this rider continues in force, we will apply the monthly Credit Amount each month to premiums payable under the policy starting with the month following the month in which the disability starts. The last month for which we will credit the monthly Credit Amount will be the one in which the disability stops. Each monthly Credit Amount will be applied and credited on the Monthly Anniversary Day. However, any monthly Credit Amounts that accrue from the month following the month in which the disability starts until the date we approve your claim will be applied and credited on the date we approve your claim.

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The Credit Amount selected by you may or may not be sufficient to keep the policy in force. If it is not sufficient and if a No Lapse Guarantee is not in effect, the policy will enter a Grace Period and you will be notified in accordance with the Grace Period and Termination of Coverage section of the policy.

Definition Of
Totally Disabled

"Totally disabled" means that because of bodily injury or disease the Insured cannot engage in any job which he or she has the schooling, training or experience to do. If the Insured is under 16 years of age, "any job" includes going to school. We will consider the Insured totally disabled if he or she has suffered any of these losses: loss of sight of both eyes or use of both hands, both feet, or one hand and one foot. The loss must be total with no chance for recovery.

Disabilities

Not Covered This rider will not cover a disability that starts before the Insured's fifth birthday or that results from:

     (1)  An injury that is self-inflicted on purpose;

     (2) Declared or undeclared war, or any cause or act of war, whether the Insured is a member of any armed force or a civilian; or

     (3) Bodily injury that is sustained or disease that first manifests itself while this rider is not in force.

Notice And
Proof
Of Claim

Written notice and proof of the Insured's disability must be received at our Home Office while the Insured is alive and totally disabled. A delay will be excused if the notice and proof are given as soon as reasonably possible. We may require the Insured to be examined by physicians we name as part of the proof. We will not apply and credit the monthly Credit Amount for any month that is more than 12 months before we receive the notice and proof.

We may require proof that the Insured continues to be totally disabled including examinations by physicians we name. After we have credited the monthly Credit Amount for 24 months, we will not need this proof more often than once every 12 months. If proof is not furnished within two months after we ask for it, we will not credit any more monthly Credit Amounts to your premium payments.

When Effective

This rider will not take effect unless the policy is in force. Once the rider takes effect it will be in force until it ends. If the Credit Amount shown on the Policy Schedule is changed for any reason, then the change will not take effect until the Monthly Anniversary Day coinciding with or next following our date of approval.

Cost of Insurance

The monthly cost of insurance for this rider is shown on the Policy Schedule and will be deducted as part of each Monthly Deduction. See the Monthly Deduction and Monthly Expense Charge section of the policy.

Incorrect Age

The age of the Insured shown on the Policy Schedule should be correct. If the age shown is not correct, it could mean the monthly cost of insurance deductions for this rider are wrong. If so, we will adjust the Account Value. We will make a charge or credit for the difference between the monthly costs of insurance that should have been charged and those that were charged.


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Policy Terms,
Values

This rider is attached to and made a part of the policy. The terms and definitions of the basic policy apply to the rider except to the extent they are in conflict with its terms. This rider has no values.

When Rider Ends

This rider will end when the first of the following events occurs:

     (1)  If you send us your written request;

     (2)  The policy ends; or

     (3) The day before the policy anniversary on which the Insured is age 60 except that if the Insured is then disabled, the rider will end on the earlier of when disability ends or the day before the policy anniversary on which the Insured is age 100.


       /s/ Donald J. Wuebbling                   /s/ Lawrence L. Grypp
              Secretary                                 President




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